Exhibit 99.1

Healthy upgrades on classic tastes kids love © 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved. June 2021 Investor Presentation

Plant Camp of ers delicious foods that kids love with the hidden veggies and nutrients parents want. O u r M i ss i o n © 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved. June 2021 Investor Presentation

The Problem © 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved. June 2021 Investor Presentation Shelf Stable Kid - Friendly Foods Lack Nutrition 88% of moms surveyed said they do not view macaroni and cheese as a healthy meal. The #1 reason why: because it lacks vegetables. Healthy Foods Take Time and Energy to Prepare Pre - pandemic, 65% of parents said it was difficult to balance work and family. Since the pandemic began, moms are busier than ever before. Kid Won’t Eat the Healthy Foods that Moms Make 42% of moms surveyed say they struggle to get their kids to eat vegetables, and 38% of moms would like easier ways to get vegetables into their own diet.

The Plant Camp Solution



Take shelf-stable foods that kids love and are quick and easy to make.

- ✓ Macaroni & Cheese
- ✓ Pancake Mix
- ✓ Cereal


CLASSIC CHEDDAR

Remove the “bad” ingredients and add nutrition from hidden veggies.

- ✓ 100% Natural & Clean Ingredients
- ✓ Organic Vegetables Plant Proteins


CLASSIC CHEDDAR

Deliver to their doorstep and make moms and kids happy!

- ✓ Launch Direct-to-Consumer
- ✓ Convenient Subscription Service
- ✓ Future Retail Rollout

© 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved.

June 2021 Investor Presentation

Made with Real Cheese
plant camp
CLASSIC CHEDDAR
Macaroni & Cheese

Plant Camp Mac ‘n’ Cheese

Our delicious cheesy and creamy mac ‘n’ cheese is made with real cheese and delivers the classic flavor kids love along with a helping of vegetable nutrition that parents want.

Included in every box:

- ✓ Organic pasta made with pea protein and carrots
- ✓ Nutritional equivalent of 1 serving of veggies
- ✓ Includes Vitamins A, C, D, E, B1 and B6
- ✓ 10g protein per serving
- ✓ Real, hormone-free cheese
- ✓ Gluten free
- ✓ Non-GMO

© 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved.
June 2021 Investor Presentation

Market Opportunity

Across these categories, growth is driven primarily by innovation—
clean labels, alternative flours, gluten free, plant-based and organic.

$8.9b

U.S. Pasta Category

Macaroni and cheese represents $1.2b; 1 million boxes of Kraft macaroni and cheese are sold every day.

$4.1b

U.S. Baking Mix Category

Pancake mix is projected to grow at 3.8% annually, driven primarily by innovative blends.

$19.6b

U.S. Cereal Category

Category growth is at 4.3% globally as Millennials view cereal as a snack as well as breakfast food.

© 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved.

June 2021 Investor Presentation

Moms Want Hidden Vegetables

We surveyed 400+ mothers to share their family's macaroni and cheese consumption habits and provide feedback on our "hidden veggie" concept.

49.6%	Families that eat boxed macaroni and cheese **at least 1x/week**
39.7%	Moms who **"would kill"** to serve mac and cheese with veggies
84.2%	Total moms that want to buy and would **pay more** for it

© 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved.
June 2021 Investor Presentation

The Plant Camp Difference

Example: Plant Camp Classic Cheddar Mac 'n' Cheese vs. Leading Competitors

	Contains Hidden Veggies	Organic Pasta	Gluten Free	Real Cheese	Contains Vitamin A, C, D, E, B6 and Thiamin
plant camp	👍	👍	👍	👍	👍
Annie's	🚫	👍	🚫	👍	🚫
Kraft	🚫	🚫	🚫	🚫	🚫

*Based on Annie's Classic Cheddar Macaroni and Cheese and Kraft Original Flavor Macaroni and Cheese

© 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved.

June 2021 Investor Presentation

Team

Creatd Partners

Creatd (Nasdaq: CRTD) is a publicly traded company that leverages its suite of digital media platforms, including Vocal and Seller's Choice, to rapidly grow direct-to-consumer brands. Clients include top startups like Daily Harvest, Kettle & Fire, Clean Cult, Hims, and Hum Nutrition.

Sonic

Sonic is a newly formed management company that acts as an investment and operational partner in the development and growth of CPG, Consumer Internet & E-commerce brands. With entrepreneurial roots and proven operational experience, Sonic works with select partners to drive growth in brands through its expertise in consumer digital and business development.

Root Source

Root Source is an agency specializing in operational solutions for start-up companies. Its management team boasts expertise ranging from strategic marketing, to supply chain management and support, to niche areas including health & wellness and pets.

Rich Vinchesi

Richard Vinchesi is Creatd Partners' Lead Acquisition Strategist and will serve as advisor to Plant Camp as it scales resources and capital needs. Vinchesi is a corporate finance veteran who has spent over 30 years building startups across the e-commerce, CPG, SaaS, & technology sectors.

Founders

Angela Hein
With 10+ years in the CPG industry, Angela grew a mid-sized brand as EVP from $30M to $70M in 4 years before bootstrapping her own brand to over 1,000 retail doors. She has mentored and advised dozens of founders of startup CPG brands.

Heidi Brown
Heidi brings in-depth knowledge of science, nutrition and culinary arts combined with over a decade of executive level sales and marketing experience. Her unique background delivers unmatched insight into research, development and marketing opportunities.

© 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved.
June 2021 Investor Presentation

Contact Us © 2021 Plant Camp. A Creatd Partners Company. All Rights Reserved. June 2021 Investor Presentation For all inquiries, please contact us: E : i n f o @ p l a n t c a m p . c o m P : 201 - 258 - 377 0 A : A tt n : P l a n t C a m p C r e a t d , I n c . 205 0 C e n t e r A v e . S u i t e 64 0 F o r t L e e , N J 0702 4